As filed with the Securities and Exchange Commission
                         on May 2, 1996
                  Registration No. 33-_____

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933


                 INTER-REGIONAL FINANCIAL GROUP
     (Exact name of registrant as specified in its charter)

               Delaware                      41-1228350
     (State or other jurisdiction         (I.R.S. Employer
     of incorporation or organization)      Identification No.)

            Dain Bosworth Plaza
            60 South Sixth Street
          Minneapolis, Minnesota   55402-4422
          (Address of Principal Executive Offices)    (Zip Code)

                  IFG 1996 STOCK INCENTIVE PLAN

     Copy to:

                      Carla J. Smith, Esq.
                     Senior Vice President,
                  General Counsel and Secretary
              Inter-Regional Financial Group, Inc.
                       Dain Bosworth Plaza
                      60 South Sixth Street
               Minneapolis, Minnesota  55402-4422
             (Name and address of agent for service)

                         (612) 371-7858
  (Telephone number, including area code, of agent for service)


                   CALCULATION OF REGISTRATION FEE

                                 Proposed     Proposed     Amount
                                  maximum     maximum        of
  Title of                       offering    aggregate    registr
securities to     Amount to be   price per    offering     -ation
be registered      registered     share(1)    price (1)     fee
- -----------------------------------------------------------------
Common Stock
($.125 par value)   3,000,000     $21.625   $64,875,000   $22,370


(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based upon the average of the high and low prices of the Common Stock as reported on the Consolidated Transaction Reporting System of the New York Stock Exchange on April 29, 1996.


PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference

          The following documents, which have been filed by Inter-Regional Financial Group, Inc. (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended
     (the "Exchange Act"), since December 31, 1995.

          (c) The description of the Company's Common Stock contained in any Registration Statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All other reports and any definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filling of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.


Item 4.   Description of Securities

          Not applicable.


Item 5.   Interests of Named Experts and Counsel

          Not applicable.


Item 6.   Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Article SEVENTH of the Company's Certification of Incorporation, as amended, provides, in effect, that persons serving as officers and directors of a corporation at the request of the Company shall be entitled to be indemnified by the Company to the extent permitted by Section 145 of the Delaware General Corporation Law, as amended.

          The Company has purchased directors' and officers' liability insurance, including a Company reimbursement policy. Subject to the policy conditions, the insurance provides coverage for amounts payable by the Company to its directors and officers pursuant to the Company's charter documents. In addition, the Company has entered into indemnification agreements with its directors and executive officers contractually obligating the Company to, among other things, maintain the same level of such insurance coverage as was being provided at the time of execution of such agreements.


Item 7.   Exemption from Registration Claimed

          Not applicable.


Item 8.   Exhibits

Exhibit
Number                      Description
- ------                      -----------

4.1 Restated Certificate of Incorporation of the Company dated May 2, 1996, and amended by Amendment dated May 2, 1996, and filed herewith.

4.2 Amended and Restated Bylaws of the Company, as amended through May 2, 1996, and filed herewith.

5.1     Opinion of Dorsey & Whitney LLP.

23.1    Consent of Dorsey & Whitney LLP

23.2    Consent of KPMG Peat Marwick LLP.

24.1    Power of Attorney.


Item 9.   Undertakings

     A.   Post-Effective Amendments

          The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i)  To include  any  prospectus  required  by  Section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii)  To include any material information with respect
to the  plan of  distribution not  previously  disclosed  in  the
Registration Statement or any material change to such information
in  the   Registration   Statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.   Subsequent Documents Incorporated by Reference

          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   Claims for Indemnification

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                           SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 2, 1996.


INTER-REGIONAL FINANCIAL GROUP

Louis C. Fornetti
- -----------------------
Louis C. Fornetti
Executive Vice President and
Chief Financial Officer


          Pursuant to  the requirements  of the Securities Act of
1933,  this   Registration  Statement  has  been  signed  by  the
following persons in the capacities and on the date indicated:


Name                      Title                         Date
- ----                      -----                         ----

*                          Chairman of the Board,        May 1, 1996
- ----------------------     President, Chief Executive
Irving Weiser              Officer and Director
                           (principal executive
                            officer)

Louis C. Fornetti         Executive Vice President &    May 1, 1996
- ----------------------     Chief Financial Officer
Louis C. Fornetti          (principal financial
                            officer)

*                         Senior Vice President,        May 1, 1996
- ----------------------     Controller and Treasurer
Daniel J. Reuss            (principal accounting
                            officer)

*                         Executive Vice President      May 1, 1996
- ----------------------     & Director
John C. Appel

*                         Director                      May 1, 1996
- ---------------------
J. Evans Attwell

*                         Director                      May 1, 1996
- ---------------------
Susan S. Boren

*                         Director                      May 1, 1996
- ---------------------
F. Gregory Fitz-Gerald

*                         Director                      May 1, 1996
- ---------------------
C.A. Rundell, Jr.

*                         Director                      May 1, 1996
- ---------------------
Robert L. Ryan

*                         Director                      May 1, 1996
- ---------------------
Arthur R. Schulze, Jr.


Louis C. Fornetti
- ---------------------
Louis C. Fornetti
*Attorney-in-fact


                          EXHIBIT INDEX


Exhibit
Number                    Description                               Page
- ------                    -----------                               ----

4.1 Restated Certificate of Incorporation of the Company dated May 2,1996, and by amendment dated May 2, 1996, and filed herewith.

4.2 Amended and Restated Bylaws of the Company, as amended through May 2, 1996, and filed herewith.

5.1    Opinion of Dorsey & Whitney LLP

23.1   Consent of Dorsey & Whitney LLP

23.2   Consent of KPMG Peat Marwick LLP

24.1   Power of Attorney